Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Weaver and Tidwell, L.L.P. (“Weaver and Tidwell”) hereby consents to the use of the name of and references to Weaver and Tidwell as expert and to information relating to our review of the consolidated balance sheet of Integrated Security Systems, Inc., a Delaware corporation (the “Company”), and its subsidiaries as of June 30, 2005 and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year ended June 30, 2005, as depicted in the Company’s Amendment No. 1 to Registration Statement on Form SB-2, including the Prospectus thereto, to be filed with the Securities and Exchange Commission on or about October 28, 2005.

/s/ WEAVER AND TIDWELL, L.L.P.

Dallas, Texas

October 28, 2005